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                                                                    Exhibit 18.1

                             [KPMG LLP LETTERHEAD]




February 20, 2001


Board of Directors
R.G. Barry Corporation
13405 Yarmouth Road, NW
Pickerington, OH 43147

FORM 10-K REPORT FOR THE YEAR ENDED DECEMBER 30, 2000

Gentlemen/Ladies:

We have audited the consolidated balance sheets of R.G. Barry Corporation and subsidiaries (the "Company") as of December 30, 2000 and January 1, 2000, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 30, 2000, and have reported thereon under date of February 20, 2001. The aforementioned consolidated financial statements and our audit report thereon are included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000. As stated in Note 2 during fiscal year 2000, the Company changed its method of accounting for certain inventories from the LAST-IN, FIRST-OUT method (LIFO) to the FIRST-IN, FIRST-OUT method (FIFO) and states that the newly adopted accounting method is preferable in the circumstances because the accounting change more closely matches current costs and revenues in periods when costs of goods are declining. In accordance with your request, we have reviewed and discussed with Company officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of R.G. Barry Corporation's compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management's business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Company's circumstances.

Very truly yours,



/s/ KPMG LLP
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KPMG LLP